UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 8, 2009

SIRF TECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50669	77-0576030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

217 Devcon Drive San Jose, California	95112
(Address of principal executive offices)	(Zip Code)

(408) 467-0410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In an effort to promote retention and to better assure a stable and dedicated employee base during the current difficult economic and industry environments, on May 5, 2009, the board of directors of SiRF Technology Holdings, Inc. (“SiRF”) approved the making of a grant of an aggregate of 1,664,500 restricted stock units (“RSUs”) and 523,500 stock options to employees under SiRF’s 2004 Stock Incentive Plan. The grant was made on May 8, 2009. Of these amounts, an aggregate of 174,500 RSUs and 523,500 stock options were granted to executive officers, as set forth below, and none were granted to members of SiRF’s board of directors. The RSUs and stock options will vest 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and 50% on the third anniversary of the grant date if the recipient continues to be employed at such date. None of such RSUs and stock options provide for accelerated vesting. The exercise price for the stock options was equal to the closing price of SiRF’s common stock on the date of grant. If the merger with CSR plc (“CSR”) is consummated, the RSUs and stock options issued pursuant to this grant will be treated in the same manner as previously issued RSUs and stock options in accordance with the agreement and plan of merger between SiRF and CSR.

The following executive officers of SiRF received the following grants on May 8, 2009:

NAME AND TITLE	NUMBER OF RSUS	NUMBER OF STOCK OPTIONS
Ahmet Alpdemir—Vice President, Product Marketing	22,000	66,000
Dennis Bencala—Chief Financial Officer	19,500	58,500
Adam Dolinko—Vice President, Corporate Development, and General Counsel	22,000	66,000
Michael Kelly—Vice President, Sales	22,500	67,500
Donald Leimer—Vice President, Advanced Technology	19,500	58,500
James Murphy—Vice President, Human Resources	19,500	58,500
John Quigley—Senior Vice President	30,000	90,000
Atul Shingal—Vice President, Operations	19,500	58,500

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated May 11, 2009

SIRF TECHNOLOGY HOLDINGS, INC.

By:	/s/ Dennis Bencala
Dennis Bencala
Chief Financial Officer

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